Exhibit 10.4

UNITED STATES BANKRUPTCY COURT
MIDDLE DISTRICT OF FLORIDA
TAMPA DIVISION

In re:	Chapter 11

BIOVEST INTERNATIONAL, INC.,	Case No. 8:13-bk-02892-KRM

Debtor.

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FINAL ORDER GRANTING DEBTOR’S EMERGENCY MOTION FOR
INTERIM AND FINAL ORDERS UNDER 11 U.S.C. §§ 105, 361, 362, 363(c), 364(c),
364(d)(1), 364(e) AND 507 AND FED. R. BANKR. P. 2002, 4001 AND 9014:
(I) AUTHORIZING THE DEBTOR TO OBTAIN POSTPETITION FINANCING
AND GRANT SENIOR LIENS AND SUPERPRIORITY ADMINISTRATIVE
EXPENSE STATUS; (II) AUTHORIZING THE DEBTOR TO USE CASH
COLLATERAL; (III) GRANTING ADEQUATE PROTECTION TO PREPETITION
SENIOR SECURED CREDITORS; AND (IV) SCHEDULING A FINAL
HEARING PURSUANT TO BANKRUPTCY RULES 2002, 4001 AND 9014

THIS CASE came on for a final hearing on April 8, 2013, at 2:00 p.m. (the “Final Hearing”), on the Debtor’s Emergency Motion for Interim and Final Orders Under 11 U.S.C. §§ 105, 361, 362, 363(c), 364(c), 364(d)(1), 364(e) and 507 and Fed. R. Bankr. P. 2002, 4001 and 9014: (I) Authorizing the Debtor to Obtain Postpetition Financing and Grant Senior Liens and Superpriority Administrative Expense Status; (II) Authorizing the Debtor to Use Cash Collateral; (III) Granting Adequate Protection to Prepetition Senior Secured Creditors; and (IV) Scheduling a Final Hearing Pursuant to Bankruptcy Rules 2002, 4001 and 9014 [Doc. No. 25] (the “Motion”)1 filed by Biovest International, Inc. (“Biovest” or the “Debtor”), for the entry of an order:

1	Unless otherwise indicated, capitalized terms used in this Final Order (as hereinafter defined) shall have the meaning ascribed to such terms in the Motion.

(A)           authorizing the Debtor to borrow up to an aggregate principal amount of $5,675,000.00 of senior secured and superpriority basis financing (the “DIP Facility”) from (i) Corps Real, LLC and (ii) PSource Structured Debt Limited (“PSource”), Valens U.S. SPV I, LLC (“Valens U.S.”), Valens Offshore SPV I, Ltd. (“Valens Offshore I”), Valens Offshore SPV II, Corp. (“Valens Offshore II”), Laurus Master Fund, Ltd. (In Liquidation) (“Laurus”), and Calliope Corporation (“Calliope” and together with PSource, Valens U.S., Valens Offshore I, Valens Offshore II, and Laurus, collectively, the “LV Lenders”, and together with Corps Real, LLC, individually a “DIP Lender” and collectively the “DIP Lenders”), in accordance with the terms of the Motion and the Debtor-in-Possession Credit and Security Agreement attached to the Motion as Exhibit A (as amended, modified and in effect from time to time, the “Credit Agreement”), as modified by the terms of (i) that certain Interim Order Granting Debtor’s Emergency Motion for Interim and Final Orders Under 11 U.S.C. §§ 105, 361, 362, 363(c), 364(c), 364(d)(1), 364(e) and 507 and Fed. R. Bankr. P. 2002, 4001 and 9014: (I) Authorizing the Debtor to Obtain Postpetition Financing and Grant Senior Liens and Superpriority Administrative Expense Status; (II) Authorizing the Debtor to Use Cash Collateral; (III) Granting Adequate Protection to Prepetition Senior Secured Creditors; and (IV) Scheduling a Final Hearing Pursuant to Bankruptcy Rules 2002, 4001 and 9014, dated March 14, 2013 [Doc. No. 49] (the “First Interim Order”), and (ii) that certain Second Interim Order Granting Debtor’s Emergency Motion for Interim and Final Orders Under 11 U.S.C. §§ 105, 361, 362, 363(c), 364(c), 364(d)(1), 364(e) and 507 and Fed. R. Bankr. P. 2002, 4001 and 9014: (I) Authorizing the Debtor to Obtain Postpetition Financing and Grant Senior Liens and Superpriority Administrative Expense Status; (II) Authorizing the Debtor to Use Cash Collateral; (III) Granting Adequate Protection to Prepetition Senior Secured Creditors; and (IV) Scheduling a Final Hearing Pursuant to Bankruptcy Rules 2002, 4001 and 9014, dated March 29, 2013 [Doc. No. 113] (the “Second Interim Order” and, together with the First Interim Order, the “Interim Orders”);

(B)           authorizing the Debtor to execute the Final Credit Agreement (as hereinafter defined) and such other documents, instruments and agreements as may be required by the Final Credit Agreement (collectively, the “DIP Loan Documents”) and perform all such other and further acts as may be necessary or appropriate in connection therewith;

(C)           authorizing the Debtor, under Section 364 of the Bankruptcy Code, to obtain postpetition financing and incur postpetition indebtedness under the DIP Facility (the “DIP Loan Obligations”), which financing and indebtedness due and owing by the Debtor to the DIP Lenders shall be secured by liens on and security interests in all property of the Debtor pursuant to Sections 364(c)(2) and 364(d)(1) of the Bankruptcy Code, which liens and security interests shall be senior to all prepetition and postpetition liens on property of the Debtor;

(D)           authorizing the Debtor to grant to the DIP Lenders, in accordance with Section 364(c)(1) of the Bankruptcy Code, a superpriority administrative expense claim having priority over any and all administrative expenses of and priority claims against the Debtor, subject only to the Carve-Out (as hereinafter defined), the Post-Termination Carve-Out (as hereinafter defined) and the Permitted Liens, as further described in the Motion, the Interim Orders and this Order (the “Final Order”);

(E)           authorizing a dollar-for-dollar roll-up of the Corps Real Additional Secured Advance (the “Roll-Up”);

(F)           authorizing the Debtor to (i) use Cash Collateral, in which the Pre-Petition Lenders (as hereinafter defined) have an interest, pursuant to Sections 361, 362 and 363 of the Bankruptcy Code, and (ii) provide adequate protection to the Pre-Petition Lenders in the form of the Replacement Liens;

(G)           modifying and, to the extent necessary, lifting the automatic stay imposed by Section 362 of the Bankruptcy Code to the extent necessary to permit the DIP Lenders and the Debtor to implement the terms of the Motion, the DIP Loan Documents and the Financing Orders; and

(H)           granting the Debtor such other and further relief as the Court deems necessary, appropriate, equitable, proper, and consistent with the terms of the Motion.

The Court having considered the Motion, together with the DIP Loan Documents and the Interim Orders; finding, in accordance with Rule 400l of the Bankruptcy Rules, that due and proper notice of the Motion, the Final Hearing and the deadline for objecting to the entry of this Final Order was given under the circumstances; having considered all pleadings filed with the Court and all of the proceedings held before the Court; having entered the Interim Orders; and after due deliberation and consideration of all matters, including the argument and proffers of counsel at the Final Hearing and the interim hearings held on March 13, 2013, at 3:00 p.m., and March 25, 2013, at 2:00 p.m. (the “Interim Hearings”), and good and sufficient cause appearing therefor, finds and concludes as follows:2

A.           On March 6, 2013 (the “Petition Date”), Biovest filed with this Court a voluntary petition for relief under Chapter 11 of the Bankruptcy Code.

B.           Since the Petition Date, Biovest has continued to operate its business and manage its properties as a debtor in possession pursuant to Sections 1107(a) and 1108 of the Bankruptcy Code.

2	Findings of fact shall be construed as conclusions of law, and conclusions of law shall be construed as findings of fact, pursuant to Bankruptcy Rule 7052.

C.           No trustee or examiner has been appointed in this case.  On March 19, 2013, the Office of the United States Trustee (the “U.S. Trustee”) appointed an Official Committee of Unsecured Creditors (the “Creditors Committee”) in this Chapter 11 case pursuant to Section 1102 of the Bankruptcy Code [Doc. No. 76].  On March 19, 2013, the U.S. Trustee also appointed an Official Committee of Equity Security Holders (the “Equity Holders Committee” and, together with the Creditors Committee, hereinafter referred to as the “Committees”) in this Chapter 11 case pursuant to Section 1102 of the Bankruptcy Code [Doc. No. 77].

D.           This Court has jurisdiction to consider the Motion pursuant to 28 U.S.C. §§ 157(b) and 1334.  The subject matter of the Motion is a core proceeding pursuant to 28 U.S.C. § 157(b)(2).  Venue is proper in this district pursuant to 28 U.S.C. §§ 1408 and 1409.  The statutory predicates for the relief sought in the Motion are Sections 105, 363 and 364 of the Bankruptcy Code, Rules 4001(b) and (c) of the Bankruptcy Rules, and Rule 2081-1(e) of the Local Rules of the Court (the “Local Rules”).

E.           The Debtor has filed with the Court (i) its Plan of Reorganization of Biovest International, Inc. Under Chapter 11 of Title 11, United States Code dated as of March 6, 2013 (including all exhibits thereto, and as may be amended, the “Plan”) [Doc. No. 16], and (ii) its Disclosure Statement for Plan of Reorganization of Biovest International, Inc. Under Chapter 11 of Title 11, United States Code dated as of March 6, 2013 (including all exhibits thereto, and as may be amended, the “Disclosure Statement”) [Doc. No. 42], which Plan and Disclosure Statement have been approved as to form and substance by the DIP Lenders.

F.           Pursuant to this Court’s Order Scheduling Hearing on Disclosure Statement and Establishing Disclosure Statement Hearing Procedures dated March 14, 2013 [Doc. No. 55], the Court has scheduled April 18, 2013, at 3:30 p.m., as the hearing date and time for consideration of the adequacy of the Disclosure Statement.

G.           Before the Petition Date, Biovest and the LV Lenders (including LV Administrative Services, Inc. as their agent (“LV”)), as pre-petition lenders (the “Laurus/Valens Pre-Petition Lenders”), entered into various loan documents (collectively, the “Laurus/Valens Pre-Petition Loan Documents”) in connection with a loan restructuring (the “Restructuring”) that was effectuated pursuant to the November 17, 2010 consummation of the First Amended Joint Plan of Reorganization filed by Biovest and its wholly-owned subsidiaries in their Chapter 11 cases previously filed with this Court, captioned In re: Accentia Pharmaceuticals, Inc., et al., Case No. 8:08-bk-17795 KRM (jointly administered).

H.           In connection with the Restructuring, Biovest also issued to Corps Real, LLC a $3,169,223.44 secured promissory note (the “CR Restructuring Indebtedness”).  On December 3, 2012, Biovest executed an additional secured promissory note to Corps Real, LLC pursuant to which Corps Real, LLC provided Biovest with a revolving line of credit in the principal amount of $1,500,000.00 (the “CR LOC Indebtedness”).  Pursuant to an Amended and Restated Subordination Agreement by and among Corps Real, LLC and LV, on behalf of the LV Lenders (the “Subordination Agreement”), the Laurus/Valens Pre-Petition Indebtedness (as hereinafter defined) is subordinated to the CR Restructuring Indebtedness and the CR LOC Indebtedness.

I.           On March 5, 2013, Corps Real, LLC advanced to Biovest an additional $325,000.00, which is evidenced by a secured promissory note in such amount (the “Additional CR Indebtedness” and, with the CR Restructuring Indebtedness and the CR LOC Indebtedness, is collectively referred to herein as the “CR Pre-Petition Indebtedness”; the loan documents evidencing the CR Pre-Petition Indebtedness are referred to herein as the “CR Pre-Petition Loan Documents” which, together with the Laurus/Valens Pre-Petition Loan Documents are collectively referred to herein as the “Pre-Petition Loan Documents”).

J.           Biovest acknowledges, stipulates and agrees (which acknowledgment, stipulation and agreement shall not be binding upon any creditor or stockholder of the Debtor, the Committees or any other party in interest in this case, or any trustee who may be subsequently appointed in this case, except as provided in paragraph 20 below) that, pursuant to the Pre-Petition Loan Documents, all obligations of Biovest to Corps Real, LLC and the Laurus/Valens Pre-Petition Lenders (collectively, the “Pre-Petition Lenders”) of any kind or nature whatsoever under the Pre-Petition Loan Documents are secured by a first priority blanket security interest in all of Biovest’s pre-petition property and assets (the “Pre-Petition Collateral”), subject to the Subordination Agreement.  The provisions of this paragraph J constitute a stipulation by Biovest and shall become a finding by the Court (but shall not be binding upon any creditor or stockholder of the Debtor, the Committees or any other party in interest in this case, or any trustee who may be subsequently appointed in this case, except as provided in paragraph 20 below).

K.           Biovest acknowledges, stipulates and agrees (which acknowledgment, stipulation and agreement shall not be binding upon any creditor or stockholder of the Debtor, the Committees or any other party in interest in this case, or any trustee who may be subsequently appointed in this case, except as provided in paragraph 20 below) that (i) it is truly and justly indebted to the Pre-Petition Lenders under the Pre-Petition Loan Documents without any claim, defense, counterclaim or offset of any kind or nature, and (ii) as of the Petition Date, such indebtedness to the Pre-Petition Lenders was, including interest, fees and charges, in the aggregate amount of approximately (but not less than) $38,137,917.00 (the “Pre-Petition Indebtedness” and, together with the DIP Loan Obligations, collectively referred to herein as the “Indebtedness”), with approximately $32,719,423.00 owed to the Laurus/Valens Pre-Petition Lenders (the “Laurus/Valens Pre-Petition Indebtedness”) and approximately $5,418,494.00 owed to Corps Real, LLC.  The provisions of this paragraph K constitute a stipulation by Biovest and shall become a finding by the Court (but shall not be binding upon any creditor or stockholder of the Debtor, the Committees or any other party in interest in this case, or any trustee who may be subsequently appointed in this case, except as provided in paragraph 20 below).

L.           Biovest acknowledges, stipulates and agrees (which acknowledgment, stipulation and agreement shall not be binding upon any creditor or stockholder of the Debtor, the Committees or any other party in interest in this case, or any trustee who may be subsequently appointed in this case, except as provided in paragraph 20 below) that by reason of the Pre-Petition Loan Documents, (i) the Pre-Petition Indebtedness is secured by valid, properly perfected, enforceable and non-avoidable liens and security interests granted by Biovest to the Pre-Petition Lenders upon and in all of the Pre-Petition Collateral (the “Pre-Petition Liens”), and (ii) the Pre-Petition Liens are senior in priority to all other security interests in or liens on the Pre-Petition Collateral.  The provisions of this paragraph L constitute a stipulation by Biovest and shall become a finding by the Court (but shall not be binding upon any creditor or stockholder of the Debtor, the Committees or any other party in interest in this case, or any trustee who may be subsequently appointed in this case, except as provided in paragraph 20 below).

M.           Biovest represents that: (i) it is unable to operate by using only Cash Collateral and, therefore, an immediate and critical need exists for Biovest to obtain the DIP Facility; (ii) the financing authorized hereunder is vital to avoid immediate and irreparable harm to Biovest’s estate and to allow the orderly continuation of Biovest’s business; (iii) without the DIP Facility, Biovest will not be able to confirm and consummate the Plan; (iv) the ability of Biovest to obtain the DIP Facility is vital to the preservation and maintenance of the going concern value of Biovest’s assets; and (v) the incurrence of new indebtedness for borrowed money and other financial accommodations afforded by the DIP Facility are in the best interests of Biovest and its creditors and estate.

N.           Biovest represents that it has made substantial efforts to obtain a postpetition loan from numerous third party lenders on terms equal to or better than the DIP Facility.  Biovest further represents that it is unable to obtain a postpetition loan (i) from any source other than the DIP Lenders, (ii) in the form of unsecured credit or unsecured debt allowable under Section 503(b)(1) of the Bankruptcy Code as an administrative expense pursuant to Section 364(a) or (b) of the Bankruptcy Code or as a secured debt as described in Section 364(c)(2) or (3) of the Bankruptcy Code, and (iii) unless Biovest grants the DIP Lenders senior first priority liens on and security interests in the Collateral (as defined in the Final Credit Agreement) pursuant to Section 364(d) of the Bankruptcy Code and a superpriority administrative expense claim pursuant to Section 364(c)(1) of the Bankruptcy Code, subject to the terms of the Interim Orders, this Final Order and the DIP Loan Documents.

O.           The DIP Lenders provided interim financing to the Debtor pursuant to the First Interim Order in the amount of $450,000.00 (the “Initial Advance”) and provided (or will provide) additional interim financing to the Debtor pursuant to the Second Interim Order in the amount of $600,000.00 (the “Second Advance”), all on the terms and subject to the conditions set forth in the Interim Orders and the DIP Loan Documents, which financing was and is essential to Biovest and its estate and creditors.

P.           The terms of the DIP Loan Documents are more favorable to Biovest than those available from alternative sources.  Based upon the record before the Court, the terms of use of Cash Collateral, the DIP Facility, the DIP Loan Documents, the Interim Orders, and this Final Order have been negotiated in good faith and at arm’s-length between Biovest and the DIP Lenders.  Any and all credit extended, loans advanced and other financial accommodations made to Biovest by the DIP Lenders pursuant to the Interim Orders, this Final Order and the DIP Loan Documents shall be deemed to have been extended, issued and made by the DIP Lenders in good faith, as that term is used in Section 364(e) of the Bankruptcy Code, and the DIP Lenders shall be entitled to all protections afforded thereby.

Q.           Notice of the Interim Hearings, the Final Hearing, the deadlines to object to the Motion, and the entry of the Interim Orders and this Final Order was provided to the U.S. Trustee, the DIP Lenders and their counsel, the Debtor’s twenty (20) largest unsecured creditors, counsel for the Committees, and certain other parties as listed in the Motion and in the Interim Orders, including the Securities and Exchange Commission.  Requisite notice of the Motion and the relief requested thereby and in this Final Order has been given in accordance with Rule 4001 of the Bankruptcy Rules and Rule 2081-1(e) of the Local Rules, which notice is sufficient for all purposes and no other notice need be given for entry of this Final Order.

R.           The terms of the use of Cash Collateral, the DIP Loan Documents, the Interim Orders, this Final Order, and the DIP Facility are fair and reasonable under the circumstances, reflect the Debtor’s exercise of prudent business judgment consistent with its fiduciary duties and are supported by reasonably equivalent value and fair consideration.

S.
           Objections to the Motion were filed by the Creditors Committee [Doc. No. 93], the Equity Holders Committee [Doc. No. 95] and the U.S. Trustee [Doc. No. 96] (collectively, the “Filed Objections”).

Accordingly, it is ORDERED:

1.           The Motion is granted on a final basis on the terms and conditions set forth in this Final Order, and all objections to the Motion not withdrawn or resolved (including the Filed Objections) are overruled.  This Final Order shall be valid and binding on all parties in interest, including the Debtor, its estate and their successors and assigns, and fully effective immediately upon entry.

2.           Biovest is expressly authorized and empowered to (i) use Cash Collateral, (ii) borrow up to $6,000,000.00 (inclusive of the Initial Advance and the Second Advance) from the DIP Lenders, inclusive of the Roll-Up which shall be treated for all intents and purposes as an Advance under the DIP Loan Documents, on the terms and conditions set forth in the DIP Loan Documents; (iii) execute and deliver to the DIP Lenders all the DIP Loan Documents, including the Debtor-in-Possession Credit and Security Agreement in the form filed with the Court on April 8, 2013 at Doc. No. 136 (as amended, modified and in effect from time to time, the “Final Credit Agreement”); and (iv) perform all of its obligations under the DIP Loan Documents in accordance with the terms thereof, subject in all events to the terms of the Interim Orders and this Final Order.

3.           The DIP Loan Documents are approved in all respects and incorporated herein by reference.  Following execution of the DIP Loan Documents, Biovest and the DIP Lenders may enter into any non-material amendments of or modifications to the DIP Loan Documents without the need for further notice and hearing or order of this Court.

4.           Biovest may use the Cash Collateral and proceeds of the DIP Facility solely to pay the expenses set forth in the approved amended twelve week budget for the period from April 8, 2013 to June 30, 2013 (the “Budget Period”) attached as Exhibit A to this Final Order (as same may be amended hereafter with the DIP Lenders’ consent, the “Budget”) and otherwise solely in accordance with the terms and conditions of the DIP Loan Documents, the Interim Orders and this Final Order.

5.           The DIP Loan Obligations shall bear interest at the rate of 16% per annum.

6.           Notwithstanding anything in the Interim Orders and this Final Order to the contrary, the Pre-Petition Lenders’ consent to the use of Cash Collateral and the DIP Facility shall immediately and automatically terminate (except as the DIP Lenders may otherwise agree in writing in their sole discretion), and all obligations owed under the DIP Loan Documents shall immediately be due and payable, upon the Termination Date (as defined in the Final Credit Agreement).

7.           The DIP Loan Documents and all indebtedness incurred thereby constitute valid and binding obligations of Biovest and its estate, enforceable against Biovest and its estate in accordance with their terms.  The rights, remedies, powers, privileges, liens, and priorities of the DIP Lenders provided for in the Interim Orders, this Final Order and the DIP Loan Documents shall not be modified, altered or impaired in any manner by any subsequent order (including a confirmation order, an order approving an asset sale under Section 363 of the Bankruptcy Code or otherwise) or by any plan of reorganization or liquidation in this Chapter 11 case (or in any subsequent case under Chapter 7 of the Bankruptcy Code as a result of a conversion of this case pursuant to Section 1112 of the Bankruptcy Code), unless the DIP Loan Obligations have been paid indefeasibly in full in cash or otherwise satisfied on terms and conditions acceptable to the DIP Lenders in their sole and absolute discretion.

8.           In consenting to the use of Cash Collateral and deciding to make advances and to extend other financial accommodations to Biovest under the Interim Orders, this Final Order and the DIP Loan Documents or to collect the DIP Loan Obligations of Biovest, the DIP Lenders shall not (i) have liability to any third party nor shall they be deemed to be in control of Biovest’s operations or to be acting as a “controlling person,” “responsible person” or “owner or operator” with respect to Biovest’s operation or management (as such terms, or any similar terms, are used in the Internal Revenue Code, the Unites States Comprehensive, Environmental Response, Compensation and Liability Act as amended, or any similar federal or state statute), or owe any fiduciary duty to Biovest, its creditors or estate, and (ii) the DIP Lenders’ relationship with Biovest shall not constitute nor be deemed to constitute a joint venture or partnership with Biovest.

9.           The automatic stay in effect pursuant to Section 362 of the Bankruptcy Code shall be automatically vacated and modified without further application or motion to, or order from, the Court to the extent necessary to permit the DIP Lenders, upon the occurrence of an Event of Default (as defined in the Final Credit Agreement), and without any interference from Biovest or any other party in interest but subject to three (3) business days’ prior written notice (which may be delivered by electronic mail) (the “Remedies Notice Period”) to Biovest, its counsel, counsel to the Committees, and the U.S. Trustee, to exercise all rights and remedies provided for in the DIP Loan Documents, the Interim Orders and this Final Order or under other applicable bankruptcy and non-bankruptcy law including, without limitation, the DIP Lenders’ right to (i) terminate the commitments under the DIP Loan Documents, (ii) cease making loans under the DIP Loan Documents, (iii) declare all DIP Loan Obligations immediately due and payable, and/or (iv) take any actions reasonably calculated to preserve or safeguard the Collateral.  In such event, Biovest, the Committees and/or the U.S. Trustee may request an emergency hearing before the Court, and Biovest, the Committees and/or the U.S. Trustee shall have the burden of proof at any hearing on any request by them to re-impose or continue the automatic stay of Section 362(a) of the Bankruptcy Code or to obtain any other injunctive or other relief, and the sole issue at any hearing to re-impose the automatic stay or to obtain any other injunctive or other relief shall be limited to whether or not an Event of Default has occurred.  Subject to the Remedies Notice Period, the DIP Lenders may without further application or motion, or order from the Court, foreclose or otherwise enforce their security interests in or liens on the Pre-Petition Collateral and the Collateral and/or exercise any other default-related rights and remedies available to them and neither Section 105 of the Bankruptcy Code nor any other provision of the Bankruptcy Code or applicable law shall be utilized to prohibit or impair the DIP Lenders from exercising or enforcing such default-related rights and remedies, regardless of any change in circumstances (whether or not foreseeable) and Biovest shall cooperate with the DIP Lenders in connection with such enforcement.

10.           Subject to the terms of the Interim Orders and this Final Order, Biovest is authorized and directed to take and effect all actions, and to execute and deliver all agreements, instruments and documents, required or necessary for its performance under the DIP Loan Documents.

11.           As security for the DIP Loan Obligations, the DIP Lenders shall be, and hereby are, granted, effective immediately and without the necessity of the execution by Biovest of financing statements, deposit account control agreements, security agreements, or otherwise, in accordance with Section 364(d)(1) of the Bankruptcy Code, a valid and perfected first priority, senior lien on and security interest in all of the Collateral and proceeds therefrom (the “DIP Facility Liens”); provided, however, the Collateral shall specifically exclude any and all claims, causes of action or rights arising under Chapter 5 of the Bankruptcy Code, including Sections 544, 545, 547, 548, 549, 550, 551 and 553 of the Bankruptcy Code, and all proceeds or recoveries therefrom.  The security interests and liens granted to the DIP Lenders shall not be made on a parity with, or subordinated in any way to, any other security interest or lien under Section 364(d) of the Bankruptcy Code or otherwise.

12.           As adequate protection for Biovest’s use of the Cash Collateral, the Pre-Petition Lenders hereby are granted, pursuant to Sections 361, 363 and 552(b) of the Bankruptcy Code, valid, binding, enforceable and perfected additional and replacement liens (the “Adequate Protection Liens”) in all property of Biovest’s estate, including the Collateral, to the extent of any diminution in value of the Pre-Petition Lenders’ interests in the Pre-Petition Collateral occurring subsequent to the Petition Date.  The Adequate Protection Liens shall enjoy the same validity and extent as the Pre-Petition Liens held on the Petition Date.  The Adequate Protection Liens are subject and subordinate only to the Carve-Out, the Post-Termination Carve-Out, and  the DIP Facility Liens.

13.           If, notwithstanding the provision of the Adequate Protection Liens, such Adequate Protection Liens do not provide adequate protection of the Pre-Petition Lenders’ interests in the Pre-Petition Collateral, the Pre-Petition Lenders shall have a claim allowed under Sections 507(a)(2) and 507(b) of the Bankruptcy Code (the “Section 507(b) Claim”) and, except with respect to being subordinated to the Carve-Out and the Post-Termination Carve-Out, such Section 507(b) Claim shall be entitled to priority over every other claim allowable under such Section 507(a)(2).

14.           No expenses of administration of this Chapter 11 case (or any subsequent case under Chapter 7 of the Bankruptcy Code as a result of a conversion of this case pursuant to Section 1112 of the Bankruptcy Code) or other administrative claims, including, without limitation, fees and expenses of professionals, shall be charged against the Pre-Petition Collateral or the Collateral under Section 506(c) of the Bankruptcy Code or otherwise and nothing in the Interim Orders or this Final Order, the DIP Loan Documents, the Budget or the Prior Budget (as hereinafter defined) shall be deemed or construed as consent by the DIP Lenders or the Pre-Petition Lenders to the imposition of any costs or expense of administration or other charge, fees, liens, assessment or claim against the DIP Lenders or the Pre-Petition Lenders, their claims or collateral under Section 506(c) of the Bankruptcy Code or otherwise.

15.           Subject to the Carve-Out and the Post-Termination Carve-Out defined and described in paragraph 16 of this Final Order, effective upon entry of this Final Order, the DIP Loan Obligations shall constitute, in accordance with Section 364(c)(1) of the Bankruptcy Code, claims against Biovest in its Chapter 11 case which are administrative expense claims having the highest administrative priority over any and all administrative expenses, whenever arising, of the kind specified in any provision of the Bankruptcy Code, including, but not limited to, Sections 105, 326, 328, 330, 331, 363, 364, 503, 506, 507, 546, 726, 1113 or 1114 of the Bankruptcy Code.  No costs or administrative expenses which have been or may be incurred in this Chapter 11 case (or in any subsequent case under Chapter 7 of the Bankruptcy Code as a result of a conversion of this case pursuant to Section 1112 of the Bankruptcy Code), and no priority claims, are or will be prior to or on a parity with the claims of the DIP Lenders with respect to the DIP Loan Obligations.  The Debtor shall not in any way prime or seek to prime the liens or administrative expenses provided to the DIP Lenders under the Interim Orders or this Final Order by offering a subsequent lender or any party in interest a superior or pari passu lien or administrative expense pursuant to Section 364(c), 364(d) or 507(b) of the Bankruptcy Code or otherwise, and no other claim having a priority superior to or pari passu with that granted by the Interim Orders or this Final Order to the DIP Lenders shall be granted in respect of Biovest while any portion of the DIP Loan Obligations remains outstanding..

16.           All liens and claims of the Pre-Petition Lenders and/or the DIP Lenders including, but not limited to, the Adequate Protection Liens, the DIP Facility Liens, the superpriority claims, and the Section 507(b) Claim shall be subject and subordinate only to the payment of (i) any unpaid fees payable pursuant to 28 U.S.C. § 1930 (including, without limitation, fees under 28 U.S.C. § 1930(a)(6)), (ii) the fees due to the Clerk of the Court, (iii) the actual fees and expenses incurred by professionals for the period prior to the occurrence of any Termination Date (for which written email notice has been provided by the DIP Lenders to Biovest and its counsel and counsel to the Committees), which Termination Date is not waived by the DIP Lenders, provided (a) such professionals were retained by an order of the Court entered pursuant to Section 327, 328 or 1103 of the Bankruptcy Code, (b) such fees and expenses are within the amounts for each professional on a separate basis as set forth in the Budget (and, with respect to fees and costs of bankruptcy counsel to the Debtor for the period prior to the Budget Period, are within the amounts as set forth in the budget attached to the First Interim Order (the “Prior Budget”) for the period prior to the Budget Period after taking into account the unused portion of any prepetition retainer received by bankruptcy counsel to the Debtor), and (c) such fees and expenses are subsequently allowed by order of the Court under Sections 330 and 331 of the Bankruptcy Code ((i), (ii) and (iii) shall be referred to collectively as the “Carve-Out”), and (iv) following the occurrence of any Termination Date (for which written email notice has been provided by the DIP Lenders to Biovest and its counsel and counsel to the Committees), which Termination Date is not waived by the DIP Lenders, of allowed professional fees and disbursements incurred after such written notice of any Termination Date in an aggregate amount not to exceed $10,000.00 for counsel to the Committees and $25,000.00 for bankruptcy counsel to the Debtor (collectively, the “Post-Termination Carve-Out”).  Prior to receiving written notice of a Termination Date, Biovest shall be authorized to pay the estate’s professionals their incurred fees and expenses (subject to the Budget (and, with respect to fees and costs of bankruptcy counsel to the Debtor for the period prior to the Budget Period, are within the amounts as set forth in the Prior Budget for the period prior to the Budget Period after taking into account the unused portion of any prepetition retainer received by bankruptcy counsel to the Debtor) and allowance, but whenever allowed) from the Cash Collateral and the DIP Facility.

17.           Notwithstanding anything herein or in the DIP Loan Documents to the contrary, no Cash Collateral, no loans or advances made pursuant to the DIP Loan Documents and no proceeds of the Collateral (including the amounts in the Budget, the Prior Budget, the Carve-Out and the Post-Termination Carve-Out) may be used by Biovest or any other person or entity (including, without limitation, the Committees) to object to or contest in any manner, or raise any defenses to, the validity, extent, perfection, priority or enforceability of the Indebtedness or any liens or security interests with respect thereto or any other rights or interests of the DIP Lenders or the Pre-Petition Lenders, or to assert any claims or causes of action against the DIP Lenders or the Pre-Petition Lenders.

18.           The liens and priority granted to the DIP Lenders pursuant to the Interim Orders, this Final Order and the DIP Loan Documents shall be deemed to have been perfected by operation of law upon entry by the Court of the First Interim Order.  The DIP Lenders shall not be required to enter into a deposit account control agreement or file financing statements, notices of lien or similar instruments in any jurisdiction or effect any other action to attach or perfect the security interests and liens granted under the Interim Orders, this Final Order or the DIP Loan Documents.  Notwithstanding the foregoing, the DIP Lenders may, in their sole discretion, enter into a deposit account control agreement, file such financing statements, notices of lien or similar instruments or otherwise confirm perfection of such liens and security interests without seeking modification of the automatic stay under Section 362 of the Bankruptcy Code and all such documents shall be deemed to have been filed or recorded at the time and on the date of entry of the First Interim Order.

19.           In consideration for the post-petition financing made or to be made available under the Interim Orders, the Final Order and the DIP Loan Documents, Biovest hereby: (a) releases and discharges the Pre-Petition Lenders and all of their affiliates, agents, attorneys, officers, directors and employees from any and all claims and causes of action, including those arising out of, based upon or related to, in whole or in part, any of the Pre-Petition Loan Documents, any aspect of the pre-petition relationship between the Pre-Petition Lenders, on the one hand, and Biovest, on the other hand, or any other acts or omissions by the Pre-Petition Lenders in connection with any of the Pre-Petition Loan Documents or the Pre-Petition Lenders’ pre-petition relationship with Biovest; (b) waives any and all claims, defenses (including, without limitation, offsets and counterclaims of any nature or kind) as to the validity, perfection, priority, enforceability, subordination and avoidability (under Sections 510, 544, 545, 547, 548, 550, 551, 552 or 553 of the Bankruptcy Code or otherwise) of the Pre-Petition Indebtedness and the Pre-Petition Liens in favor of the Pre-Petition Lenders; and (c) agrees, without further Court order and without the need for the filing of any proof of claim, to the allowance of the pre-petition claims of the Pre-Petition Lenders pursuant to Sections 502 and 506 of the Bankruptcy Code on account of the Pre-Petition Indebtedness as fully secured claims in the amounts set forth in Paragraph K.  The provisions of this paragraph 19 shall not be binding upon any creditor or stockholder of the Debtor, the Committees or any other party in interest in this case, or any trustee who may be subsequently appointed in this case, except as provided in paragraph 20 below.

20.           Notwithstanding anything to the contrary contained in the Interim Orders or this Final Order, any creditor or stockholder of the Debtor or the Committees or any other party in interest in this case (other than the Debtor) shall be entitled to assert a meritorious challenge to the extent, validity and/or priority of the Pre-Petition Liens; provided, however, that any such challenge shall be filed with this Court by way of an adversary proceeding by no later than April 15, 2013 (the “Lien Challenge Deadline”).  In the event such adversary proceeding is not filed with this Court on or before the Lien Challenge Deadline, the acknowledgements, admissions, waivers, and releases by the Debtor with respect to the Pre-Petition Liens, the Pre-Petition Lenders and the Pre-Petition Indebtedness in the Interim Orders and this Final Order, including in Paragraphs J, K, L, and 19 of this Final Order, shall automatically become final and irrevocably binding for all purposes on the Debtor’s estate, the Committees, any Chapter 11 or Chapter 7 trustee, and all other parties in interest without further action by any party or the Court.

21.           Notwithstanding the occurrence of an Event of Default under the DIP Loan Documents or anything herein, all of the rights, remedies, benefits and protections provided to the DIP Lenders under the Interim Orders, this Final Order and/or in the DIP Loan Documents shall survive the termination of any obligation of the DIP Lenders to make loans and advances under the DIP Loan Documents, and any order (i) confirming any plan of reorganization (except as may otherwise be provided therein); (ii) converting this Chapter 11 case to a Chapter 7 case; or (iii) dismissing this Chapter 11 case.

22.           The provisions of this Final Order shall be binding upon and inure to the benefit of the DIP Lenders, Biovest and its estate, and their respective successors and assigns.  This Final Order shall bind any trustee or other responsible person or officer hereafter appointed or elected for the estate of Biovest, whether in this Chapter 11 case or in the event of the conversion of the Chapter 11 case to a case under Chapter 7 of the Bankruptcy Code.  Such binding effect is an integral part of this Final Order.

23.           Unless and to the extent otherwise agreed to by the DIP Lenders or as otherwise required by applicable law, and as otherwise provided in the Plan, the DIP Loan Obligations will not be discharged by the entry of an order confirming a plan of reorganization in this Chapter 11 case or the granting of any discharge to Biovest.

24.           No failure or delay on the part of the DIP Lenders in exercising any right, power or privilege provided for in the Interim Orders, this Final Order or the DIP Loan Documents shall operate as a waiver thereof.  This Final Order shall not be deemed or construed in any way as a waiver or relinquishment of any rights the DIP Lenders may have to bring or be heard on any matter brought before this Court.

25.           Without limiting the rights of access and information afforded the DIP Lenders under the DIP Loan Documents, Biovest shall permit representatives, agents and/or employees of the DIP Lenders to have reasonable access to Biovest’s premises and records during normal business hours (without unreasonable interference with the proper operation of Biovest’s business) and shall cooperate, consult with and provide to such persons all such non-privileged information as they may reasonably request.

26.           If any or all of the provisions of the Interim Orders, this Final Order or the DIP Loan Documents are hereafter modified, vacated, amended or stayed by subsequent order of this Court or any other court, such modification, vacatur, amendment or stay shall not affect the validity of any obligation to the DIP Lenders that is or was incurred prior to the effective date of such modification, vacatur, amendment or stay, or the validity and enforceability of any security interest, lien or priority authorized or created by the Interim Orders, this Final Order or the DIP Loan Documents and, notwithstanding any such modification, vacatur, amendment or stay, any obligations of Biovest pursuant to the Interim Orders, this Final Order or the DIP Loan Documents arising prior to the effective date of such modification, vacatur, amendment or stay shall be governed in all respects by the original provisions of the Interim Orders, this Final Order and the DIP Loan Documents, and the validity of any such credit extended or security interest or lien granted pursuant to the Interim Orders, this Final Order or the DIP Loan Documents is subject to the protection accorded the DIP Lenders under Section 364(e) of the Bankruptcy Code.

27.           This Final Order constitutes findings of fact and becomes enforceable immediately upon entry.

28.           To the extent any of the DIP Loan Documents conflict with this Final Order, the terms of this Final Order shall control.

29.           Counsel for the Debtor is directed to serve a copy of this Final Order on all parties on the Local Rule 1007(d) Parties in Interest List for this case and all parties served with the Motion (to the extent not received by any such party by the Court’s CM/ECF transmission) within two (2) days after the entry of this Final Order and thereafter to file a certificate of service with the Court.

DONE and ORDERED in Chambers at Tampa, Florida on April , 2013.

/s/ K. Rodney May
K. Rodney May
United States Bankruptcy Judge